EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-22349 and 333-31219) of Firearms Training Systems, Inc. of our report dated May 20, 2003, except for Note 3 which is dated June 26, 2003, relating to the financial statements and financial statement schedule as of and for the year ended March 31, 2003, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

June 26, 2003